Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports Third Quarter 2011 Results

DALLAS – October 28, 2011 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the third quarter and year-to-date periods ended September 30, 2011. The quarter and year-to-date results were reported in EFH’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) this morning.

“Our company performed well this quarter as we met the challenge of a record heat wave by providing safe and reliable power to customers.” said John Young, CEO, Energy Future Holdings.

Third Quarter GAAP Results

For the third quarter 2011, EFH reported a consolidated net loss (in accordance with GAAP) of $710 million compared to a reported consolidated net loss of $2,902 million for the third quarter 2010. The third quarter 2011 reported net loss included (all after tax) $402 million in unrealized mark-to-market net losses on interest rate swaps that hedge our variable-rate interest expense and $321 million in charges related to the Environmental Protection Agency’s (EPA) Cross State Air Pollution Rule (CSAPR). These items were partially offset by $89 million in commodity-related unrealized mark-to-market net gains largely related to positions in our natural gas hedging program.

The third quarter 2010 reported consolidated net loss (in accordance with GAAP) included a $4,100 million noncash goodwill impairment charge and $118 million in unrealized mark-to-market net losses on interest rate swaps, partially offset by $659 million in debt extinguishment gains resulting from debt exchanges and repurchases in 2010, $494 million in commodity-related unrealized mark-to-market net gains, and a $146 million reduction of income tax expense related to expected resolution of a tax audit. Amounts are after tax except for the goodwill impairment, which has no tax benefit.

Third Quarter Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the third quarter 2011 totaled a net loss of $76 million compared to net earnings of $17 million for the third quarter 2010. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the third quarter 2011 and 2010, see Tables A1 and A2.

Third quarter 2011 adjusted (non-GAAP) operating results from the competitive business declined $88 million (after tax) as compared to third quarter 2010. The decrease reflected (all after tax) a $24 million decline in contribution margin driven by lower retail volumes and commodity hedging partially offset by higher weather-driven retail consumption and favorable results from asset management activities, lower production from nuclear generation units due to unplanned outages, and higher fuel expense at the legacy generation units (primarily due to increased costs of purchased coal and related transportation), partially offset by incremental output from the three new lignite-fueled generation units at Sandow and Oak Grove. Other factors contributing to the lower operating results included a $44 million increase in interest expense driven by higher average rates due to debt exchanges and amendments, a $13 million increase in SG&A reflecting employee related expenses and information technology costs, a $6 million increase in operating costs related to the nuclear generation unit planned refueling outage and spending related to CSAPR, and a $3 million increase in depreciation reflecting ongoing investment in the legacy generation units. This was partially offset by $8 million in lower retail bad debt expense.

Third quarter 2011 adjusted (non-GAAP) operating results related to the regulated business decreased $5 million (after tax) as compared to third quarter 2010. The results reflected (all after tax) a $28 million increase in revenues from higher consumption primarily due to warmer weather and $15 million in higher revenues from transmission rate and distribution tariff increases and growth in points of delivery. These factors were more than offset by a $16 million tax increase driven by a reduction in accrued interest on uncertain income tax positions in 2010, $9 million in higher depreciation reflecting infrastructure investment, $9 million in higher operations and maintenance expense, $7 million in higher transmission fees and $3 million in higher net interest expense.

Year-To-Date GAAP Results

For the nine months ended (year-to-date) September 30, 2011, EFH reported a consolidated net loss (in accordance with GAAP) of $1,776 million compared to a reported consolidated net loss of $2,973 million for year-to-date 2010. The year-to-date 2011 reported net loss included (all after tax) $572 million in unrealized mark-to-market net losses on interest rate swaps that hedge our variable-rate interest expense, $159 million in commodity-related unrealized mark-to-market net losses largely related to positions in our natural gas hedging program, $321 million in charges related to CSAPR, and $64 million in third-party financing fees and $13 million in state income tax charges, both related to the TCEH Senior Secured Facilities amendment and extension transactions in April 2011. These items were partially offset by a $16 million debt extinguishment gain resulting from a debt exchange and a $14 million gain related to a counterparty bankruptcy settlement.

The year-to-date 2010 reported consolidated net loss (in accordance with GAAP) included a noncash goodwill impairment charge of $4,100 million, $352 million in unrealized mark-to-market net losses on interest rate swaps, and an $8 million federal income tax charge related to health care legislation enacted in 2010, partially offset by $1,040 million in commodity-related unrealized mark-to-market net gains, $751 million in debt extinguishment gains resulting from debt exchanges and repurchases and a $146 million reduction of income tax expense. Amounts are after tax except for the goodwill impairment, which has no tax benefit.

Year-To-Date Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for year-to-date 2011 totaled a net loss of $677 million compared to a net loss of $450 million for year-to-date 2010. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for year-to-date 2011 and 2010, see Tables A3 and A4.

Year-to-date 2011 adjusted (non-GAAP) operating results from the competitive business declined $222 million (after tax) as compared to year-to-date 2010. The decrease reflected (all after tax) a $114 million decline in contribution margin driven by lower retail volumes and commodity hedging partially offset by higher retail consumption primarily due to warmer summer weather and favorable results from asset management activities, higher fuel expense at the legacy generation units (primarily due to increased costs of purchased coal and related transportation), a severe winter weather event that resulted in the unavailability of certain of our generation units in February 2011 and lower production from nuclear and legacy coal-fueled generation units. Factors favorably impacting contribution margin include incremental output from the three new lignite-fueled generation units at Sandow and Oak Grove, and lower amortization of intangible assets arising from purchase accounting. Other factors contributing to the lower operating results were $52 million in gains in 2010 on asset sales, a $35 million increase in depreciation reflecting the three new lignite-fueled generation units as well as ongoing investment in the legacy generation units, a $30 million increase in operating costs related to the nuclear generation planned refueling outages and the three new lignite-fueled generation units, $29 million in higher interest expense driven by higher average rates due to debt exchanges and amendments, higher amortization of debt costs and lower capitalized interest, and $15 million in higher SG&A reflecting employee related expenses and information technology costs. These items were partially offset by $30 million in lower retail bad debt expense and $15 million in lower accrued interest on uncertain income tax positions.

Year-to-date 2011 adjusted (non-GAAP) operating results related to the regulated business declined $5 million as compared to year-to-date 2010. The results reflected (all after tax) $46 million in higher revenues from transmission rate and distribution tariff increases, including Advanced Metering System surcharges and growth in points of delivery and a $33 million increase in revenues from higher consumption primarily due to warmer weather. These drivers were more than offset by $21 million in higher depreciation reflecting infrastructure investment, a $20 million tax increase driven by a reduction in accrued interest on uncertain income tax positions in 2010, $16 million in higher transmission fees, $11 million in higher operations and maintenance expense and $6 million in higher net interest expense.

Long-Term Hedging Program

The EFH long-term hedging program is designed to reduce exposure to changes in future wholesale electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. As of September 30, 2011, these subsidiaries have sold forward approximately 800 million MMBtu of natural gas (equivalent to the natural gas exposure of approximately 100,000 GWh at an assumed 8.0 market heat rate) at weighted average annual hedge prices ranging from $7.19 per MMBtu to $7.80 per MMBtu. These forward natural gas sales include related put and call transactions (referred to as collars), primarily for year 2014 of the program, that effectively hedge natural gas prices within a range. Collars represented approximately 19% of the positions in the long-term hedging program at September 30, 2011, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu. Taking into consideration the positions in the long-term hedging program and forward retail and wholesale power sales, EFH has effectively hedged an estimated 47% of the natural gas price exposure related to its expected generation output through December 31, 2015 (on an average basis for such period, assuming an 8.0 market heat rate and taking into account the effects of the CSAPR as issued in July 2011).

Based on the size of the long-term hedging program as of September 30, 2011, a $1.00/MMBtu change in natural gas prices across the hedged period would result in the recognition by EFH of up to $800 million in pretax unrealized mark-to-market gains or losses. The effects of changes in forward natural gas prices on the values of positions in the program are reflected in net income (GAAP) as discussed above. Reported unrealized mark-to-market net gains (pretax) associated with the long-term hedging program totaled $102 million for third quarter 2011, primarily reflecting lower natural gas prices. Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost. The cumulative unrealized mark-to-market net gain (pretax) related to positions in the long-term hedging program totaled $2,844 million and $3,143 million at September 30, 2011 and December 31, 2010, respectively.

Additional Information

Additional information, including the calculation of Adjusted EBITDA, one of the key metrics used for purposes of certain covenants contained in the EFH senior secured notes indenture, is available in the EFH Form 10-Q on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its third quarter 2011 results with its investors on Friday, October 28, 2011 at 10:00 a.m. Central (11:00 a.m. Eastern). The telephone number to participate in the conference call is (888) 825-4458 in the United States and Canada and (973) 638-3323 internationally, with conference code 15948694. The teleconference will be webcast live in the Investor Relations section on EFH’s website. An audio replay of this conference will be available until November 11th, 2011 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally.

* * *

About Energy Future Holdings

EFH is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of TXU Energy, a retail electricity provider with more than 1.8 million customers in Texas, and Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. EFH’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than three million delivery points and 118,000 miles of distribution and transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. A discussion of the risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s long-term hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not being largely correlated to natural gas prices; any decrease in market heat rates as EFH’s long-term hedging program generally does not mitigate exposure to changes in market heat rates; the unwillingness or failure of any hedge counterparty or the lenders under the company’s collateral revolving credit facility to perform their respective obligations; or any other event that results in the inability to continue to use a first lien on TCEH’s assets to secure a substantial portion of the hedges under EFH’s long-term hedging program.

-END-

Investor Relations:		Corporate Communications:
Rima Hyder 214.812.5090	Charles Norvell 214.812.8062	Lisa Singleton 214.812.5049

Tables

Table A1: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Third Quarter 2011; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	2,321	(1)[a]	2,320
Fuel, purchased power costs and delivery fees	(1,058)	(2)[a]	(1,060)
Net gain from commodity hedging and trading activities	270	(135)[a]	135
Operating costs	(207)	—	(207)
Depreciation and amortization	(379)	22 [b]	(357)
Selling, general and administrative expenses	(195)	—	(195)
Franchise and revenue-based taxes	(21)	—	(21)
Other income	9	—	9
Other deductions	(483)	476 [c]	(7)
Interest expense and related charges	(1,523)	619 [d]	(904)

Loss before income taxes and equity in earnings	(1,266)	979	(287)
Income tax benefit	443	(345)[e]	98
Equity in earnings of unconsolidated subsidiaries (net of tax)	113	—	113

Net loss/adjusted (non-GAAP) operating loss	(710)	634	(76)

[a]

These adjustments total $138 million and represent unrealized mark-to-market net gains on commodity positions, including $102 million in net gains related to the long-term hedging program and $36 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents accelerated depreciation of lignite mining assets due to effects of CSAPR.
[c]

Represents $418 million non-cash impairment charge for excess sulfur dioxide emissions allowances, $49 million in employee severance charges associated with the planned idling of two generation units and cessation of certain lignite mining operations and a $9 million impairment of mining assets all due to effects of CSAPR.

[d]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[e]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A2: Consolidated: Reconciliation of GAAP Results to Adjusted (non-GAAP) Operating Results

Third Quarter 2010; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	2,607	(42)[a]		2,565
Fuel, purchased power costs and delivery fees	(1,400)	16	[a]	(1,384)
Net gain from commodity hedging and trading activities	992	(741)[a]		251
Operating costs	(197)	—		(197)
Depreciation and amortization	(352)	—		(352)
Selling, general and administrative expenses	(187)	—		(187)
Franchise and revenue-based taxes	(24)	—		(24)
Impairment of Goodwill	(4,100)	4,100		—
Other income	1,033	(1,023)[b]		10
Other deductions	(4)	—		(4)
Interest expense and related charges	(1,018)	181	[c]	(837)

Loss before income taxes and equity in earnings	(2,650)	2,491		(159)
Income tax (expense) benefit	(370)	428	[d]	58
Equity in earnings of unconsolidated subsidiaries (net of tax)	118	—		118

Net loss/adjusted (non-GAAP) operating earnings	(2,902)	2,919		17

[a]

These adjustments total $767 million and represent unrealized mark-to-market net gains on commodity positions, including $671 million in net gains related to the long-term hedging program and $96 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents debt extinguishment gains.
[c]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[d]

Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes a $146 million reduction in income tax expense related to the expected resolution of an IRS tax audit for the periods of 1997 through 2002.

Table A3: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Year-To-Date 2011; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	5,672	(1)[a]		5,671
Fuel, purchased power costs and delivery fees	(2,726)	(12)[a]		(2,738)
Net gain from commodity hedging and trading activities	365	260	[a]	625
Operating costs	(670)	—		(670)
Depreciation and amortization	(1,119)	22	[b]	(1,097)
Selling, general and administrative expenses	(537)	—		(537)
Franchise and revenue-based taxes	(64)	—		(64)
Other income	84	(46)[c]		38
Other deductions	(593)	576	[d]	(17)
Interest income	2	—		2
Interest expense and related charges	(3,467)	879	[e]	(2,588)

Loss before income taxes and equity in earnings	(3,053)	1,678		(1,375)
Income tax benefit	1,042	(579)[f]		463
Equity in earnings of unconsolidated subsidiaries (net of tax)	235	—		235

Net loss/adjusted (non-GAAP) operating loss	(1,776)	1,099		(677)

[a]

These adjustments total $247 million and represent unrealized mark-to-market net losses on commodity positions, including $299 million in net losses related to the long-term hedging program and $52 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents accelerated depreciation of lignite mining assets due to effects of CSAPR.
[c]	Represents a debt extinguishment gain and a gain related to a counterparty bankruptcy settlement.
[d]	Asset impairments and severance charges due to effects of CSAPR and expensed fees associated with the TCEH Senior Secured Facilities amendment and extension transaction.
[e]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[f]

Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes a $13 million state income tax charge related to the April 2011 TCEH Senior Secured Facilities amendment and extension transaction.

Table A4: Consolidated: Reconciliation of GAAP Results to Adjusted (non-GAAP) Operating Results

Year-To-Date 2010; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	6,599	(10)[a]	6,589
Fuel, purchased power costs and delivery fees	(3,521)	(48)[a]	(3,569)
Net gain from commodity hedging and trading activities	2,272	(1,557)[a]	715
Operating costs	(623)	—	(623)
Depreciation and amortization	(1,043)	—	(1,043)
Selling, general and administrative expenses	(560)	—	(560)
Franchise and revenue-based taxes	(73)	—	(73)
Impairment of goodwill	(4,100)	4,100	—
Other income	1,278	(1,166)[b]	112
Other deductions	(23)	—	(23)
Interest income	9	—	9
Interest expense and related charges	(3,092)	542 [c]	(2,550)

Loss before income taxes and equity in earnings	(2,877)	1,861	(1,016)
Income tax (expense) benefit	(336)	662 [d]	326
Equity in earnings of unconsolidated subsidiaries (net of tax)	240	—	240

Net loss/adjusted (non-GAAP) operating loss to EFH	(2,973)	2,523	(450)

[a]

These adjustments total $1,615 million and represent unrealized mark-to-market net gains on commodity positions, including $1,561 million in net gains related to the long-term hedging program and $54 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents debt extinguishment gains.
[c]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[d]

Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes a $146 million reduction in income tax expense related to the expected resolution of an IRS tax audit for the periods of 1997 through 2002 and an $8 million income tax charge resulting from the health care legislation enacted by the U.S. Congress in March 2010.

Table B: Financial definitions

Term	Definition

GAAP	Generally accepted accounting principles.

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, noncash items, unusual items, results of discontinued operations and other adjustments allowable under the EFH senior secured notes indenture. Adjusted EBITDA plays an important role in respect of certain covenants contained in the EFH senior secured notes. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.

Competitive Business	Refers to the combined results of the Competitive Electric segment and Corp. & Other.

Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, excludes unrealized gains and losses.

EBITDA (non-GAAP)	Net income before interest expense and related charges, income tax expense (benefit) and depreciation and amortization.

Regulated Delivery Segment	Refers to the results of the Regulated Delivery segment, which consists of Oncor.